UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2013

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6019

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

In its Form 8-K filed September 27, 2013, the Motors Liquidation Company GUC Trust (the “GUC Trust”) previously announced the entry into a Settlement Agreement, dated September 26, 2013 (the “Settlement Agreement”), relating to the ongoing litigation to disallow, equitably subordinate or reduce certain claims filed in the bankruptcy cases of Motors Liquidation Company and its affiliates by or on behalf of the holders of certain notes issued in 2003 by General Motors Nova Scotia Finance Company.

The GUC Trust subsequently submitted to the Depository Trust Company (“DTC”) a notice to be posted to holders of units of beneficial interest in the GUC Trust (CUSIP NO. 62010U101) (“GUC Trust Units”) via DTC’s legal notice (LENS) system (the “Notice”). The Notice announced that a motion had been filed on September 27, 2013, with the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to approve the terms of the Settlement Agreement. The Notice further announced that a hearing with respect to such motion had been scheduled for October 21, 2013 at 2:00pm (prevailing Eastern time), with an objection deadline of October 14, 2013 at 4:00pm (prevailing Eastern time), subject in each case to change without further notice provided to the holders of GUC Trust Units by the GUC Trust. A copy of the Notice is available on the GUC Trust’s website (http://www.mlcguctrust.com/).

As previously disclosed in the Form 8-K filed September 27, 2013, the Settlement Agreement is conditioned upon, among other things, the approval of both the Bankruptcy Court and the Supreme Court of Nova Scotia and the expiration of any related appeals periods. If the Settlement Agreement is approved by the Bankruptcy Court in a hearing on October 21, 2013, a 14-day appeals period would commence which, absent any appeals, would expire on November 4, 2013. Details regarding the timing of any approval by the Supreme Court of Nova Scotia are not yet known.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2013

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust
Company